NEWS RELEASE

July 28, 2008

For Release:	Immediately
Contact:	Investors:	Stacey A. Renner, (845) 486-5730
	News Media:	Denise D. VanBuren, (845) 471-8323

CH Energy Group Reports Lower Second-Quarter Earnings

(Poughkeepsie, NY) Second-quarter earnings for CH Energy Group, Inc. (NYSE:CHG) totaled 11 cents per share in 2008, down from the 33 cents per share posted for the second quarter of 2007. Year-to-date earnings stand at $1.33 per share, as compared to $1.71 during the first half of 2007.

          “During the second quarter, several challenges combined to depress our results. First, there were fewer degree days than last year. Secondly, we had much more storm activity and higher costs to restore electric service following storms. Third, higher energy costs induced our customers to use less energy. Fourth, the weakening economy has further induced our customers to use less energy and has also caused us to increase our allowance for doubtful accounts,” explained Steven V. Lant, Chairman of the Board, President and C.E.O

          “While we expect weather-related impacts to average out over time, the impact of high energy costs and the weakening economy are likely to continue and even perhaps intensify over the rest of the year and into 2009. As a result, we believe it is necessary and prudent to take two actions. First, we are reducing our earnings guidance for 2008, and second, we are filing a utility rate case to bring our revenues into line with the costs to serve our customers.”

          The Poughkeepsie-based energy holding company modified its consolidated 2008 annual earnings projection to total between $2.02 and $2.27 (down from $2.30 – $2.50 per share). “This range reflects an estimated 16 cents of weather impacts incurred through June, and an estimated full-year impact of 50 cents resulting from Central Hudson’s sales falling below the level used to set current delivery rates,” Lant said.

          The individual business unit projections are as follows: $1.65 to $1.75 from regulated utility Central Hudson Gas & Electric Corporation (reduced from $1.80 – $ 1.90 per share); 10 – 20 cents per share from Griffith fuel distribution (decreased from 20 - 25 cents); and 27 – 32 cents per share from holding company CH Energy Group, Inc., partnerships and other investments (as compared to 30 – 35 cents projected earlier).

          Second-quarter 2008 earnings by business segment were as follows:

Central Hudson Gas & Electric Corporation

          Central Hudson’s contribution to quarterly earnings was 25 cents, 7 cents lower than that of the second quarter of 2007. In addition to weather that depressed sales and increased expenses to restore service following storms, uncollectible accounts and expenditures for taxes were also higher during the second quarter of 2008, Lant said. Year to date, the utility has earned 98 cents, compared to $1.15 posted for the first six months of 2007.

          Quarterly results further widened the gap between the sales forecast incorporated in the utility’s current rate agreement and customers’ actual usage. “We plan to file for a delivery rate increase at the end of this month in order to have new rates in place at the expiration of our current agreement in July 2009. Simply put, we are currently not recovering the costs incurred to provide safe, reliable service to our customers. A new rate order must address this growing shortfall,” Lant said.

Griffith Energy Services

          The Griffith fuel distribution business posted a 17-cent loss per share during the second quarter of 2008, compared to 9-cent loss during the same three months of 2007. Here, too, weather, customer conservation, and higher reserves for doubtful accounts dampened earnings during the second quarter, a period when a loss is anticipated due to the seasonal nature of Griffith’s fuel oil delivery business. Earnings during the first six months totaled 20 cents, down from the 31 cents earned during the first half of 2007.

Other Businesses

          Holding company CH Energy Group, Inc. and the partnerships and other investments of Central Hudson Enterprises Corporation (CHEC) posted 3 cents toward quarterly results, down from 10 cents during the same period one year ago. In addition to challenging market conditions for the Company’s ethanol investment, interest income declined, given that acquisitions during the course of the year had reduced the amount of cash available for investment. Year-to-date earnings for these units total 15 cents, as compared to 25 cents during the first six months of 2007.

About CH Energy Group, Inc.

With more than 493,000 customers, CH Energy Group, Inc. is a family of companies seizing new opportunities in the energy marketplace through two primary subsidiaries: Central Hudson Gas & Electric Corporation is a regulated transmission and distribution utility serving approximately 376,000 customers in eight counties of New York State’s Mid-Hudson River Valley, and delivering natural gas and electricity in a 2,600-square-mile service territory that extends north from the suburbs of metropolitan New York City to the Capital District at Albany. Central Hudson Enterprises Corporation, a non-regulated subsidiary, is the umbrella for a family of energy-related companies and investments focused primarily on fuel distribution and renewable energy. Griffith Energy Service’s fuel distribution business supplies energy products and services to approximately 117,000 customers in 10 states, stretching from Rhode Island to the Washington, D.C. area. CHEC also has interests in a Lexington, Neb., ethanol plant, two wind power projects, a biomass plant in upstate New York, and plans to build a landfill gas energy facility in Auburn, NY, in 2008.

# # #

Conference Call: Mr. Lant will conduct a conference call with investors to review financial results at 2:00 p.m. (ET) today, July 28, 2008. Dial-in: 1-800-230-1074; Conference Name “CH Energy Group.” Supplemental materials will be posted to the Company’s Web site at www.CHEnergyGroup.com to assist participants in following the Conference Call presentation. A digitized replay of the call will be available from 4:30 p.m. (ET) on July 28, 2008, until 11:59 p.m. (ET) on August 4, 2008, by dialing 1-800-475-6701 and entering access code 953864. In addition, the call will be webcast live in listen-only mode and available for replay for approximately 30 days within the Investor Relations section of the Company’s Web site at www.CHEnergyGroup.com.

Forward-Looking Statements –

Statements included in this News Release and any documents incorporated by reference which are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Exchange Act. Forward-looking statements may be identified by words including “anticipates,” “intends,” “estimates,” “believes,” “projects,” “expects,” “plans,” “assumes,” “seeks,” and similar expressions. Forward-looking statements including, without limitation, those relating to CH Energy Group and its subsidiaries’ future business prospects, revenues, proceeds, working capital, liquidity, income, and margins, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to several important factors, including those identified from time-to-time in the forward-looking statements. Those factors include, but are not limited to: weather; fuel prices; corn and ethanol prices; plant capacity factors; energy supply and demand; interest rates; potential future acquisitions; developments in the legislative, regulatory, and competitive environment; market risks; electric and natural gas industry restructuring and cost recovery; the ability to obtain adequate and timely rate relief; changes in fuel supply or costs including future market prices for energy, capacity, and ancillary services; the success of strategies to satisfy electricity, natural gas, fuel oil, and propane requirements; the outcome of pending litigation and certain environmental matters, particularly the status of inactive hazardous waste disposal sites and waste site remediation requirements; and certain presently unknown or unforeseen factors, including, but not limited to, acts of terrorism. CH Energy Group and its subsidiaries undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise. Given these uncertainties, undue reliance should not be placed on the forward-looking statements.

CH ENERGY GROUP, INC.
EARNINGS PER SHARE BY SEGMENT

Consolidated CH Energy Group	3 Months Ended June 30,		6 Months Ended June 30,

	2008	2007	2008	2007

Central Hudson - Electric	$0.23	$0.24	$0.62	$0.73
Central Hudson - Natural Gas	$0.02	$0.08	$0.36	$0.42

Griffith	$(0.17)	$(0.09)	$0.20	$0.31

Other Businesses and Investments	$0.03	$0.10	$0.15	$0.25

Earnings per Share (basic)	$0.11	$0.33	$1.33	$1.71

Earnings per Share (diluted)	$0.11	$0.33	$1.33	$1.70

CH ENERGY GROUP, INC.
CONSOLIDATED BALANCE SHEET

	June 30,	December 31,
	2008 [1]	2007 [2]

	(Thousands of Dollars)
ASSETS

UTILITY PLANT
Utility plant	$1,207,104	$1,169,800
Less: Accumulated depreciation	362,363	354,353

	844,741	815,447
Construction work in progress	70,346	75,866

Net Utility Plant	915,087	891,313

OTHER PROPERTY AND PLANT - NET	31,292	31,236

CURRENT ASSETS
Cash and cash equivalents	18,476	11,313
Short-term investments - available-for-sale securities	0	3,545
Accounts receivable - net	134,288	139,107
Fuel, materials and supplies	31,580	33,321
Fair value of derivative instruments	9,997	1,218
Regulatory assets	46,090	35,012
Special deposits and prepayments	33,842	28,108
Accumulated deferred income tax	1,088	7,378
Other	14,660	18,590

	290,021	277,592

DEFERRED CHARGES AND OTHER ASSETS	292,903	294,607

TOTAL	$1,529,303	$1,494,748

CAPITALIZATION and LIABILITIES

CAPITALIZATION
Common Equity [3]	$526,730	$523,148
Cumulative Preferred Stock:
Not subject to mandatory redemption	21,027	21,027
Long-term debt	383,892	403,892

	931,649	948,067

CURRENT LIABILITIES
Current maturities of long-term debt	20,000	0
Notes payable	76,000	42,500
Accounts payable	50,448	44,880
Accrued interest	5,964	6,127
Dividends payable	8,765	8,760
Customer advances and deposits	18,829	31,171
Regulatory liabilities	11,225	9,392
Fair value of derivative instruments	0	1,235
Accrued income taxes	0	834
Accumulated deferred income tax	4,173	0
Other	44,702	34,600

	240,106	179,499

DEFERRED CREDITS AND OTHER LIABILITIES	203,308	218,469

MINORITY INTEREST	1,406	1,345

ACCUMULATED DEFERRED INCOME TAX	152,834	147,368

TOTAL	$1,529,303	$1,494,748

[1]	Unaudited.

[2]	Subject to explanations contained in the Annual Report on Form 10-K of the Company to the SEC for the Year ended December 31, 2007.

[3]	Shares outstanding at June 30, 2008 = 15,782,774.
Shares outstanding at Dec. 31, 2007 = 15,762,000.

CH ENERGY GROUP, INC.
CONSOLIDATED STATEMENT OF INCOME

	(Unaudited) 3 Months Ended June 30,		(Unaudited) 6 Months Ended June 30,

	2008	2007	2008	2007

	(Thousands of Dollars)
Operating Revenues
Electric	$145,844	$150,445	$289,658	$302,120
Natural gas	44,275	40,242	120,494	104,433
Competitive business subsidiaries	123,533	80,296	313,292	207,809

Total Operating Revenues	313,652	270,983	723,444	614,362

Operating Expenses
Operation:
Purchased electricity and fuel used in electric generation	90,441	97,232	174,775	191,268
Purchased natural gas	31,465	27,925	84,603	71,261
Purchased petroleum	102,122	60,818	252,980	155,378
Other expenses of operation - regulated activities	41,254	39,493	84,167	77,142
Other expenses of operation - comp. bus. Subs	21,540	17,756	45,207	36,549
Depreciation and amortization	9,549	9,026	19,009	18,131
Taxes, other than income tax	9,327	8,660	18,790	17,147

Total Operating Expenses	305,698	260,910	679,531	566,876

Operating Income	7,954	10,073	43,913	47,486

Other Income and Deductions
Income from unconsolidated affiliates	66	349	335	1,544
Interest on regulatory assets and investment income	1,792	2,254	3,065	4,394
Other - net	(559)	(538)	(118)	(1,034)

Total Other Income	1,299	2,065	3,282	4,904

Interest Charges
Interest on long term debt	5,049	4,495	10,138	8,986
Interest on regulatory liabilities and other interest	1,343	923	2,631	1,873

Total Interest Charges	6,392	5,418	12,769	10,859

Income before income taxes and preferred dividends of subsidiary, and minority interests	2,861	6,720	34,426	41,531

Income taxes	972	1,293	12,909	14,256

Minority Interest	(23)	(4)	61	(97)

Income before preferred dividends of subsidiary	1,912	5,431	21,456	27,372

Cumulative preferred stock dividends of subsidiary	242	242	485	485

Net Income	1,670	5,189	20,971	26,887
Dividends Declared on Common Stock	8,523	8,512	17,041	17,023

Amount Retained in the Business	($6,853)	($3,323)	$3,930	$9,864

Average number of common stock shares outstanding
Basic	15,768	15,762	15,765	15,762
Diluted	15,812	15,784	15,809	15,784

Earnings per share -Basic:	$0.11	$0.33	$1.33	$1.71
Earnings per share - Diluted:	$0.11	$0.33	$1.33	$1.70

Dividends Declared Per Share	$0.54	$0.54	$1.08	$1.08